                                                                   EXHIBIT 12.1

                LITTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)

                                             SIX MONTHS
                                                ENDED
                                             JANUARY 31,            FISCAL YEAR ENDED JULY 31,
                                             --------------  --------------------------------------
                                              1998   1997     1997    1996    1995   1994      1993
                                             ------ -------  ------  ------  ------ ------   ------
Earnings
  Earnings before Taxes on Income            $140.1  $126.6  $270.0  $253.6  $227.0  $ 90.6   $144.4
  Add: Earnings before taxes
       of Unconsolidated Finance Subs           0.0     0.0     0.0     0.0     0.0     0.4      1.5
  Less: Net Earnings of Unconsolidated
       Finance Subs                             0.0     0.0     0.0     0.0     0.0     0.2      1.0
                                             ------  ------  ------  ------  ------  ------   ------
                                             $140.1  $126.6  $270.0  $253.6  $227.0  $ 90.8   $144.9
                                             ------  ------  ------  ------  ------  ------   ------
                                             ------  ------  ------  ------  ------  ------   ------
Fixed Charges
  Interest expense (including
   capitalized interest)                     $ 24.8  $ 26.0  $ 52.7  $ 26.5  $ 13.1  $ 58.8   $ 83.4

  Portion of rentals representative
   of interest factor                           6.9     5.0    12.2     9.6     7.1     8.1      8.4
                                             ------  ------  ------  ------  ------  ------   ------
      Total Fixed Charges                      31.7    31.0    64.9    36.1    20.2    66.9     91.8
                                             ------  ------  ------  ------  ------  ------   ------
  Less: Capitalized Interest included above,
        net of amortization                    (0.1)    0.0    (0.2)   (0.1)   (0.1)   (0.2)    (0.2)
                                             ------  ------  ------  ------  ------  ------   ------

      Subtotal                                 31.8    31.0    65.1    36.2    20.3    67.1     92.0
                                             ------  ------  ------  ------  ------  ------   ------
Earnings Available for Fixed Charges         $171.9  $157.6  $335.1  $289.8  $247.3  $157.9   $236.9
                                             ------  ------  ------  ------  ------  ------   ------
                                             ------  ------  ------  ------  ------  ------   ------
Ratio of Earnings to Fixed Charges              5.4     5.1     5.2     8.0    12.2     2.4      2.6
                                             ------  ------  ------  ------  ------  ------   ------
                                             ------  ------  ------  ------  ------  ------   ------

Note: The calculations of fiscal years 1994 and 1993 exlcude the results of Western Atlas Inc. ("WAI"), a former subsidiary which was distributed to holders of Litton Common Stock in March 1994. Accordingly, the results of WAI were reported as discontinued operations.